UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2011
TD AMERITRADE Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-49992 (Commission File Number)	82-0543156 (I.R.S. Employer Identification Number)

4211 South 102nd Street Omaha, Nebraska (Address of principal executive offices)	68127 (Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 11, 2011, in connection with David M. Kelley’s decision to leave TD Ameritrade Holding Corporation after five years to pursue other opportunities, TD Ameritrade and Mr. Kelley entered into a separation and release of claims agreement. This agreement provides for:
•	continuation of his base salary of $400,000, paid in substantially equal monthly installments for 12 months (subject to required withholdings)

•	additional cash severance payment, in an aggregate amount of $3,540,055, to be paid in three equal payments on August 1, 2011, November 1, 2011 and February 1, 2012 (subject to required withholdings)

•	this aggregate cash severance payment is comprised of: (1) payment of annual cash incentive at target in the amount of $900,000; (2) payment of the pro-rated annual incentive bonus at target in the amount of $225,000 and (3) payment of the cash value of the forfeited portion of restricted stock units in the amount of $2,415,055

•	one-year non-competition agreement and one-year non-solicitation agreement

•	mutual non-disparagement agreement, as well as a customary confidentiality covenant

•	standard release in favor of TD Ameritrade and its officers, directors, employees, shareholders, affiliates, subsidiaries, predecessor and successor corporations and assigns

•	continued health benefits pursuant to COBRA continuation coverage for Mr. Kelley and any eligible dependents, with TD Ameritrade paying the employer portion of any premiums for continued health benefits under any group medical or dental plan until the first to occur of (1) twelve months following the termination date or (2) the date other comparable coverage is obtained

•	executive outplacement assistance program through an outplacement provider approved by TD Ameritrade, up to an amount of $15,000

•	reimbursement of legal fees and expenses incurred by Mr. Kelley in the negotiation and preparation of this agreement, up to $30,000

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION
Date: February 11, 2011	By:	/s/ William J. Gerber
		Name:	William J. Gerber
		Title:	Chief Financial Officer